Exhibit 99.2

Supernus Announces Distribution of Common Stock by NEA

ROCKVILLE, Md., December 4, 2015 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced that it has received notice that, effective following the close of trading on December 3, 2015, New Enterprise Associates (NEA) distributed an aggregate of 3,820,625 shares of Supernus Pharmaceuticals common stock to its partners, and as a result no longer holds common stock in the company. “The distribution announced today is the third and final installment of a distribution that NEA initiated earlier this year and is consistent with its customary practices. NEA distributed shares of Supernus common stock to its limited partners after holding that position for over nine years,” stated Jack Khattar, president and chief executive officer of Supernus.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment, and SPN-812 for ADHD.

CONTACT:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com